Exhibit 5.1

DEPARTMENT: JUSTICE AND CONSTITUTIONAL DEVELOPMENT REPUBLIC OF SOUTH AFRICA

OFFICE OF THE CHIEF STATE LAW ADVISER

P/bag X9069, Cape Town, 8000

12th Floor, Atterbury House, 9 Riebeeck Street, Cape Town, 8001 – Tel (021) 441-4900 Fax (021) 421-7923

July 24, 2014

The Minister of Finance

Private Bag X115

PRETORIA

0001

Republic of South Africa

Dear Minister Nene,

As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a prospectus supplement of the Republic filed with the U.S. Securities and Exchange Commission on or about July 18, 2014.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Fiscal Agency Agreement, dated as of December 13, 2013 (the “Fiscal Agency Agreement”), between, among others, South Africa and Citibank N.A., London Branch, as Fiscal Agent, a form of U.S. dollar Global Note and a form of Euro Global Note, an Underwriting Agreement, dated December 13, 2013 (the “Underwriting Agreement”) and a Pricing Agreement, dated July 17, 2014 which incorporates the terms of the Underwriting Agreement by reference and hereby opine that:

1.	all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the authorization of the debt securities (“Debt Securities”); and

2.	when duly executed and delivered by South Africa and, assuming due authentication thereof pursuant to the Amended Fiscal Agency Agreement, the Debt Securities will constitute valid, legally binding, direct, unconditional and general obligations of South Africa and constitute direct, unconditional, general and unsecured obligations of South Africa, and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of South Africa in respect of money borrowed by South Africa and guarantees given by South Africa in respect of money borrowed by others.

I hereby consent to the filing of this opinion as an exhibit to an Amendment to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2013 and to the use of my name and the making of the statements with respect to me that are set forth under the caption “Legal Matters” in the prospectus supplement referred to above and under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement filed by South Africa with the Securities and Exchange Commission of the United States. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully

/s/ Enver Daniels
ENVER DANIELS
CHIEF STATE LAW ADVISER

REPUBLIC OF SOUTH AFRICA

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